Exhibit 10.6

supplement to

employment agreement

SUPPLEMENT, dated June 29, 2018 (the “Supplement”), to Employment Agreement, dated July 27, 2016 (as amended and supplemented, the “Employment Agreement”), between Magnus Nylund (“Employee”) and Learning Tree International, Inc., a Delaware corporation (“Company”).

W I T N E S S E T H:

WHEREAS, in order to induce Employee to continue his employment with the Company and to reflect the mutual benefits to Employee and Company of Employee’s continued employment with the Company, the Board of Directors of Company has determined that it is in the best interests of the Company and its stockholders to enter into this Supplement to provide additional incentives to Employee and to assure Company of Employee’s continued service to the Company in accordance with the Employment Agreement, as amended by this Supplement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in the Employment Agreement and this Supplement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, Employee and Company hereby agree as follows:

1.        This Supplement is being executed by Employee and Company, and upon the execution hereof, shall be deemed to be part of and incorporated in its entirety into and shall be subject to the terms of the Employment Agreement. All references to the Employment Agreement shall include this Supplement as part of the Employment Agreement. All capitalized terms used in this Supplement shall have the same respective meanings as in the Employment Agreement.

2.         This Supplement is being executed and delivered in connection with the acquisition (the “Transaction”) by The Kevin Ross Gruneich Legacy Trust (“Buyer”) of a majority of the outstanding shares of Company, and in order to induce Employee to continue his employment on the terms set forth in the Employment Agreement and this Supplement.

3.          Effective upon the consummation of the Transaction, the following paragraphs C and D are added to Section 2 of the Agreement:

“C.

Employee shall be entitled to participate in the Company’s 2018 Equity Incentive Plan (as amended from time to time, the “Plan”). Except as otherwise expressly provided herein, Employee’s participation in the Plan or any successor plan shall be subject to generally applicable policies of the Company and the reasonable discretion of the Board or the committee of the Board provided for in or contemplated by the Plan or such other plan.

Upon the closing of the Transaction, and in consideration of Employee’s execution of this Supplement and agreement to be bound by the terms hereof, the Company shall grant to Employee five (5) year incentive stock options (the “Options”) to purchase up to 50,000 shares of Common Stock of the Company at Fair Market Value (as defined in the Plan) on the date of such grant. The Options shall vest in installments as follows: 5,000 Options shall vest on the date of the grant; 15,000 Options shall vest on the first anniversary of the date of the grant, 15,000 Options shall vest on the second anniversary of the date of the grant, and 15,000 Options shall vest on third anniversary of the date of the grant, such that the Options will be fully vested on the third anniversary of the date of the grant, subject to the terms and conditions of the Plan.

Subject to Employee’s continued employment by the Company through the date of the grant, the Company shall grant to Employee pursuant to the Plan additional options to purchase 50,000 shares of Common Stock, on substantially similar terms and conditions set forth above, including the vesting schedule (subject to the exercise price being at the Fair Market Value of a share of Common Stock on the date of the grant) on each of the first and second anniversaries of the date of this Agreement.

In the event that Employee’s employment by the Company terminates for any reason, all unvested Options shall be forfeited and the Company shall have no obligation to grant or issue any additional options after the date of termination. In the event of (i) a merger of the Company with or into another entity, (ii) the sale of all or substantially all of the assets of the Company, or a Change of Control (as hereinafter defined) of the Company, then the unvested portion of outstanding Options shall vest as of a date immediately prior to such transaction; provided, however, that, notwithstanding the provisions of the immediately preceding subparagraph in this Paragraph C, the occurrence of any such events shall not require the Company to issue any additional Options.

D.

Exhibit A to this Supplement sets forth Employee’s current compensation as of the date of this Supplement. For each year of employment after calendar 2018, Employee and the Compensation Committee shall agree on terms of Employee’s incentive compensation for such subsequent year, and Exhibit A shall be amended accordingly.”

4.            Section 7 of the Employment Agreement is hereby amended and restated in its entirety as follows:

“7.	COVENANTS.

A. Employee acknowledges that Company has expended substantial resources, money, and energy to accumulate its Confidential Information, and recognizes that such information is not readily available from other sources. In order to protect such Confidential Information, Employee agrees to the limitations on his post-employment activities set forth herein and acknowledges that such limitations shall not limit his ability to find employment.

B. Employee covenants and agrees not to engage, during his employment with Company and for a period of two years from the date of termination of his employment for any reason (the “Restricted Period”), in a Competitive Business (as hereinafter defined) or to work directly or indirectly either as an individual, director, officer, shareholder, partner, member, agent, employee or independent contractor for any individual or entity engaged in a Competitive Business. During the Restricted Period, Employee covenants and agrees not to solicit any customer or prospective customer or other employee of Company for himself or any other person, firm or employer, nor shall Employee induce or solicit any customer of Company to cancel any contract or job previously placed with Company, and Employee shall not withhold from Company the identity or contact information of any customers or prospective customers of Company. For purposes of this Agreement, “Competitive Business” shall mean a business that provides training and workforce development of information technology professionals or managers, whether conducted in person, in classrooms or through the internet or other electronic means, and including, without limitation, training through standard programs or customized programs, test preparation and licensing certification or accreditation courses, and generalized workforce training for IT professionals.

C. During the Restricted Period, Employee shall not, and shall not permit any of his employees, agents or others under his control to, directly or indirectly, on behalf of himself or any other entity or person: (i) call upon, accept business from, or solicit the business of any person who is, or who had been at any time during the preceding two (2) years, a customer or prospective customer of Company or any successor to the business of Company, or otherwise divert or attempt to divert any business from Company or any such successor; or (ii) recruit or otherwise solicit or induce any person who is an employee of, or otherwise engaged by, Company or any successor to the business of Company as of the commencement of the Restricted Period to terminate his or her employment or other relationship with Company or such successor, or hire any person who has left the employ of Company or any such successor during the twelve months preceding the Restricted Period; or (iii) use or purport to authorize any person to use any name, mark, logo, trade dress, or other identifying words or images which are the same as or similar to those used at any time by Company in connection with any product or service, whether or not such use would be in a business competitive with that of Company.

D. Employee understands that a breach of these covenants will cause Company irreparable damage. Employee agrees that in the event Employee violates this Section 7, the remaining portion of the Restricted Period will be tolled during the period of Employee’s violation, and will continue to run from the date on which Employee ceases to be in violation of this Section 7. It is the intention of the parties to restrict the activities of Employee under Section 7 only to the extent necessary to protect the legitimate business and property interests of Company and in the event, due to circumstances not now foreseen by the parties, that if any portion of any provision set forth in Section 7 shall be held illegal, invalid, or unenforceable under present or future laws or decisional authority, it shall not invalidate, render unenforceable or otherwise affect any other provision of this Agreement. If any restriction contained in Section 7 is deemed by a court to be unenforceable by reason of its being extended over too great a time, too large a geographic area, or too great a range of activities, the parties agree that a court shall modify it, but only to the extent necessary to render it enforceable and, in its modified form, it shall then be enforced.”

5.            Section 10 of the Employment Agreement is hereby amended and restated in its entirety as follows:

“10.	TERM OF EMPLOYMENT:

A. Subject to paragraphs B and C below, Employee’s employment with the Company is “at-will” and may be terminated at any time, with or without Cause (as hereinafter defined), for any or no reason, and with or without notice. Upon Employee’s termination of his employment for any reason, and with or without notice, (i) Employee shall be deemed to have resigned from all offices and directorships then held with Company or any affiliate, (ii) Company shall pay to Employee all amounts accrued and unpaid as of the date of termination in respect of (1) Employee’s base salary through the date of termination, (2) accrued, but unused, paid-time off to the extent consistent with Company’s policies in effect at such time of termination, and (3) accrued but unpaid amounts of incentive compensation with respect to a prior fiscal year of Company.

B. If Employee’s employment is terminated by Company without Cause (as hereinafter defined) or by Employee with Good Reason (as hereinafter defined), in addition to the amounts specified in paragraph A, Company shall pay to Employee:

(i) compensation in the amount of Employee’s then monthly base salary for a period of six (6) months following the date of termination (the “Severance Period”), payable monthly in accordance with Company’s standard payroll policies and procedures;

(ii) to the extent permitted under applicable plans, medical, dental and other insurance benefits for Employee during the Severance Period of the same type and at the same level as were applicable immediately prior to termination of employment; provided, however, that if such medical and other benefits are only available to Employee pursuant to continuation coverage under Section 4980B(f) of the Internal Revenue Code of 1986, as amended (the “Code”) and Part 6 of Subtitle B of Title I of the Employee Retirement Income security Act of 1974, as amended (“COBRA”), then Company shall reimburse Employee for the monthly COBRA payments during the Severance Period; and

(iii) the pro rata (based on number of months worked in Company’s fiscal year) portion of Employee’s incentive compensation under Employee’s Incentive Compensation Plan at the date of termination, if such incentive compensation would have been earned for such fiscal year as determined at the end of such fiscal year.

Company’s obligations to make severance payments under this Paragraph B are conditioned on Employee’s execution of a general release in favor of Company in such form as Company shall reasonably specify.

C. For purposes of the Employment Agreement:

(i) “Cause” means any of the following: (1) Employee’s conviction of, or plea of guilty or nolo contendere to, any felony or a crime involving embezzlement, conversion of property or moral turpitude; (2) Employee’s fraud, embezzlement or conversion of Company’s property or Employee’s material and intentional unauthorized use, misappropriation, distribution or diversion of tangible or intangible asset or corporate opportunity of Company; (3) Employee’s breach of any of Employee’s fiduciary duties to Company or Company’s stockholders or making of a misrepresentation or omission, which breach, misrepresentation, or omission would reasonably be expected to materially adversely affect the business, properties, assets, condition (financial or other), or prospects of Company; (4) Employee’s alcohol or substance abuse, which materially interferes with Employee’s ability to discharge the duties, responsibilities, and obligations to or for Company; provided that Employee has been given notice and fails to cure such abuse within 30 days after delivery of such notice by Company; (5) Employee’s personal (as opposed to Company’s) material failure to observe or comply with applicable laws whether as an officer, shareholder, or otherwise in any material respect or in any manner which would reasonably be expected to have a material adverse effect in respect of Company’s ongoing business, operations, conditions, other business relationships, or properties; or (6) Employee’s gross insubordination, negligence, recklessness or willful misconduct relating to the business or affairs of Company that results in material harm to Company or its operation, properties, reputation, goodwill or business relationships.

(ii) “Good Reason” means any of the following, when used with reference to a voluntary termination by Employee of Employee’s employment with Company and its affiliates that constitutes a separation from service: (1) a substantial and material reduction in Employee’s authority, duties, or responsibilities or base compensation (other than such a reduction which affects all of Company’s senior employees on a substantially equal or proportionate basis), or (2) a material change in the geographic location of Employee’s primary work location which requires Employee’s ordinary commuting distance to increase by twenty-five (25) or more miles; provided that the Employee shall be required to give notice to Company or the applicable affiliate of the existence of the condition in (1) or (2) within a period not to exceed thirty (30) days of Employee’s knowledge of the initial existence of the condition, and Company or affiliate must be provided a period of at least one-hundred twenty (120) days during which it can remedy the condition.”

6.            Except as modified by this Supplement, the Employment Agreement continues in full force and effect and unmodified as of the date hereof.

IN WITNESS WHEREOF, Employee has executed this Supplement and the Company has caused this Supplement to be executed by its duly authorized officer as of the day and year first above written.

EMPLOYEE:	COMPANY:

LEARNING TREE INTERNATIONAL, INC.

/s/ MAGNUS NYLUND MAGNUS NYLUND	By /s/ RICHARD SPIRES Richard Spires, Chief Executive Officer

exhibit a

employee’s compensation program

as of June 29, 2018

employee: MAGNUS NYLUND

Annual Base Salary:	$306,475

Incentive Compensation for Fiscal 2018 at Target:	20% of Annual Base Salary

Incentive Compensation for Fiscal 2018 at Maximum:	40% of Annual Base Salary

FY 2018 Incentive Compensation at Target Goal is Consolidated Operating Income of $1.0 million, after accruing for total cost of the FY 2018 Incentive Compensation Plan. Incentive Compensation payout is based on a sliding scale as follows:

Consolidated Operating Income	Incentive Compensation Earned as % of Target	Consolidated Operating Income	Incentive Compensation Earned as % of Target
$100,000	10%	$1,100,000	110%
$200,000	20%	$1,200,000	120%
$300,000	30%	$1,300,000	130%
$400,000	40%	$1,400,000	140%
$500,000	50%	$1,500,000	150%
$600,000	60%	$1,600,000	160%
$700,000	70%	$1,700,000	170%
$800,000	80%	$1,800,000	180%
$900,000	90%	$1,900,000	190%
$1,000,000	100%	$2,000,000 +	200%